Exhibit 99.5

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA INC. ANNOUNCES EXCHANGE OFFERS FOR ITS 7 3/8% NOTES DUE 2010, 6 1/2% NOTES DUE 2011 AND 6% NOTES DUE 2012

New York, NY – January 23, 2007 – Alcoa Inc. today announced that it has commenced offers to exchange up to $500,000,000 of the Company’s outstanding 7 3/8% notes due 2010, up to $500,000,000 of the Company’s outstanding 6 1/2% notes due 2011 and up to $500,000,000 of the Company’s outstanding 6% notes due 2012 (the “old notes”) for up to $1,500,000,000 aggregate principal amount of its new notes due 2019 and new notes due 2022 (the “new notes”).

Consummation of the exchange offers is subject to a number of conditions, including the absence of certain adverse legal and market developments and the issuance of at least $500,000,000 principal amount of each series of new notes. The terms and conditions of the exchange offers are set forth in an offering memorandum dated January 23, 2007 and the related letter of transmittal.

The exchange offers are only made, and copies of the offering documents will only be made available to (i) holders of old notes that have certified certain matters to Alcoa, including their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) or (ii) outside the United States, to holders of old notes who are non-U.S. persons in compliance with Regulation S under the Securities Act (“eligible holders”).

The following provides a brief summary of the key elements of the exchange offer.

•	Alcoa is offering to exchange, for each 1,000 principal amount of old notes validly tendered and accepted, $1,000 principal amount of new notes of a series plus a cash amount equal to the total exchange price, minus the $1,000 principal amount of new notes issued.

•	The new notes will not be registered under the Securities Act. Alcoa will enter into a registration rights agreement with respect to the new notes.

•	The total exchange price for each series of the old notes accepted for exchange will be based on a fixed-spread pricing formula and will be calculated at 2:00 p.m., New York City time, on February 15, 2007.

•	The total exchange price will include an early participation payment payable only to holders of old notes that validly tender and do not validly withdraw their old notes at or prior to 5:00 p.m., New York City time, on February 5, 2007, subject to extension.

•	The exchange offers will expire at midnight, New York City time, on February 20, 2007, unless extended or earlier terminated.

•	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on February 5, 2007, subject to extension. Tender of old notes after this date may not be withdrawn.

•	The authorized denominations of the new notes will be $100,000 and integral multiples of $1,000 in excess thereof.

•	Each series of new notes will bear interest at a fixed annual rate determined two business days prior to the expiration of the exchange offers.

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This news release is neither an offer to purchase, an offer to sell nor a solicitation of an offer to purchase or sell any securities. The exchange offers are being made only to eligible holders pursuant to the offering memorandum and only in such jurisdictions as is permitted under applicable law.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 124,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from increased energy and raw materials costs, or other cost inflation; (d) Alcoa’s inability to achieve the level of cash generation, margin improvements, cost savings, or earnings or revenue growth anticipated by management; (e) Alcoa’s inability to complete its growth projects and integration of acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10- K for the year ended December 31, 2005, Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and other reports filed with the Securities and Exchange Commission.